EXHIBIT 10.11
[Catalyst Financial Resources Letterhead]

February 23, 2010

To:

Mr. William Prince
Chairman and CEO
Integrated Environmental Technologies, Ltd.
4235 Commerce Street
Little Rock SC  29566
843-390-2500

By:

Marc Robins
Catalyst Financial Resources, LLC
3220 SW First Avenue - Suite 201
Portland, OR  97239
503-241- 1880
marc@catalystresearch.com

Corporate Services Agreement

Equity Research Coverage

o	Issuer Sponsored Research, disclosed appropriately
o	Assigned equity analyst
o	Up to 12 page initiation of coverage report
o	Three quarterly updates
o	Additional updates as meaningful events occur
o	Distribution through Catalyst Financial Resources client network and Thomson Financial
Sponsored Attendance at one Roth Capital or other organized Small Cap Conference

o	Typically Three-Day Event, professional audience
o	20-minute presentation with Q&A during general session
o	30-minute breakout
o	One-on-one meetings
o	Webcast general session available for fee
Four Roadshows

o	City/Region specific one-on-one meetings with portfolio managers and analysts
Other

o	Money manager and broker informational calls made on an on-going basis.
o	Professional consultative advice from the CTR team on an as-needed basis.
Pricing

These services are offered at

•	$5,000 per month, beginning on the date of signing, and increasing to $7,000 per month after six months. Monthly fees are invoiced monthly on the preceding 15th, due upon receipt
•	A separate $10,000 initial fee, to be made in conjunction with the execution of this Agreement and at the beginning of each contract year.
•
Three-year warrant to purchase 225,000 shares of Integrated Environmental Technologies. Ltd. common stock with an exercise price of $0.28 per share and with piggy-back registration rights, to vest on the signing of this contract. Warrants may be divisible into the names of officers of CFR or the Catalyst Employee Account as requested by Mr. Robins.

•	Reasonable, necessary, and customary out of pocket expenses and pre-approved travel expenses. To be billed monthly and remitted with itemization of expenses.
Terms and Conditions

1.
Service:  The Customer agrees to purchase and receive “Equity Research Coverage” as outlined above, and Catalyst Financial Resources, LLC (referred to as “CFR” hereby agrees to provide these services hereinafter referred to as the Service, Services, or the “System”.

2.	Right to Modify: CFR reserves the right to reasonably modify the Service without prior notification to the Customer.

3.
Term, Renewal and Termination:  The term of this agreement is for twelve months, and is automatically renewed. CFR may terminate this Agreement immediately if the Customer's business is deemed to be operated in an unlawful manner, or in violation of applicable securities regulations.  Either party may terminate this agreement at any time with no less than two weeks written notice to the other party without consequence.

4.
Payment:  The customer agrees to pay 100% of agreed sum for the described, Service.  It may be paid over the year term of the Service contract in equal monthly installments due in advance of each month of service. Fifty percent of the outstanding fee will be charged to Customers who cancel participation before the conclusion of the Service contract, or in the event Services arc discontinued due to non-payment.

5.	Non-Payment: In the event payment should be in arrears for a period of thirty (30) days following the due date, Services shall be immediately discontinued.

6.
Information Responsibility:  Customer acknowledges that CFR has no responsibility for input or editorial function with respect to the information the Customer gives to CFR for inclusion in the Service. The Customer warrants that all information to be published in relation to the service shall be true and factual in the context in which the information is presented, to the best of the Customer’s knowledge, and further warrants that it assumes sole responsibility and liability for the contents thereof and for any consequences arising there from.  In particular, but not to derogate from the foregoing, should CFR suffer any cost, liability, or other damage, disruption, or civil or other proceedings, the Customer shall pay all costs and liabilities that CFR shall incur immediately as the same comes due, are incurred by CFR or are suffered by CFR and, where CFR requires legal defense counsel, the Customer shall pay costs directly, in a timely fashion, including any retainers which may be required by counsel.

7.
No Securities Laws Violations:  The Customer represents that neither the Customer nor any officer or director of the Customer has been convicted or found liable in any criminal or civil proceedings accusing such a person of securities fraud or a failure to comply with applicable federal or state securities laws.  The Customer represents that, except as attached hereto and explained in detail, neither the Customer nor any officer or director of the Customer has been involved in any proceeding accusing such person of securities fraud or a failure to comply with applicable federal or state securities laws.

8.
Permission to use Customer name, logos and trademarks.  In connection with the services being provided hereunder, the Customer grants CFR permission to use the Customer's name, logo and trademarks and the name(s) of current officers and directors in its communications, on its Website and in its promotional materials.

9.
Limitation of liability.  Customer is solely responsible for any legal liability arising out of or relating to the material that the Customer desires to have CFR place online or distribute for purposes of the services provided.  Customer represents and warrants that the use, reproduction, distribution or transmission of its advertising material will not violate any criminal laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising unfair competition, defamation, invasion of privacy or rights of celebrity, or any other rights or any person or entity.  Customer agrees to indemnify CFR and hold CF R and its officers, employees and agents harmless from any and all liability, loss, damages, claims or causes of action, including reasonable legal fees and expenses that may he incurred by CFR arising out of or related to Customer's breach of any of the foregoing representations and warranties.  Customer agrees that CFR assumes absolutely no responsibility for errors in content, omissions, consequences, damages, costs, refunds, or rebates of any kind arising from any interruption of Service or other unavailability of the database recipient, receiving messages in which the content is displayed for whatever reason. CFR shall in no way be responsible for any service outages resulting from equipment or software failure.

10.
Competitors.  The Customer acknowledges and agrees that CFR and its affiliates may perform similar services to those being provided hereunder, as well as other Services, for competitors of the Customer.

11.
CFR does not provide legal advice.  CFR does not provide legal advice.  The Customer agrees that it will retain and consult its own legal advisors on securities law issues and other legal issues relating to the services being provided to it hereunder.  To enable CFR to comply with any legal obligations that may apply to CFR, the Customer agrees to keep CFR informed regarding the status of all public and private offerings, subject to the confidentiality obligations set forth herein.

12.
Intellectual property.  Except as otherwise expressly set forth herein, each party reserves all of its right, title and interest in its intellectual property, including all patents, copyrights, trade secrets, trademarks, trade names, logos, service marks, proprietary technology and other intellectual property rights currently used or which may be developed in the future.  Each party represents to the other that its trademarks, trade names, logos and service marks do not infringe upon the rights of any third party.

13.
Confidentiality.  The parties agree to maintain in confidence and not to use or disclose for any purposes other than those contemplated by this agreement any confidential or proprietary information received from the other party in connection with this Agreement and the services hereunder, or developed hereunder ("'Confidential Information").  Confidential Information includes, but is not limited to, trade secrets, marketing plans, designs, techniques, processes, program code, procedures, formulae, copyrights, patents, reseller and customer lists, Metatags and URLs or other proprietary information.  The parties will take reasonable measures to maintain the secrecy of the Confidential Information, but not less than the standard of care and measures which each party uses to protect its own confidential information of similar type.  This confidentiality obligation shall not extend to information that: (a) is or becomes public knowledge without the fault of the party seeking to disclose it; (b) is received from a source other than the other party without the breach of any confidentiality provisions; (c) is independently developed by the party seeking to disclose it; or (d) is legally required to be disclosed upon the advice of legal counsel.  Each party agrees to use its reasonable best efforts to cause its employees, agents and other representatives to observe the terms of this Section, and each party agrees that it will be responsible for any breach of this Section by any of its employees, agents or representatives.

14.	Hyperlinks. The Customer consents to any hyperlink from the website of CFR to the Customer’s website.

15.	Representations: CRR makes no representation or warranties relating to the results of the Service provided.

16.
Severability.  If any provision of this agreement is or should become inconsistent with any present or future law, rule or regulation of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, such provision will be deemed to be rescinded or modified in accordance with any such law, rule or regulation.  In all other respects, this Agreement will continue and remain in full force and effect.

17.
Hold Harmless:  CFR shall in no way be responsible for the service outages resulting from equipment and/or software failure.  CFR shall in no way be responsible for the content of the Customer’s home page or any other content, which is carried by CFR.

18.	Disclosure of Material Non-Public Information. The Customer shall have no obligation to disclose to CFR anything that it believes to be material non-public information.

19.
Assignment. Neither party may assign this Agreement without the prior written consent of the other party, and any assignment in violation of this Section shall be void.  This Agreement shall be binding upon and inure to the benefit of the Customer and CFR and their successors and assigns.

20.
No waiver.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

21.
Governing law.  This Agreement shall be governed by the substantive laws of the State of Oregon, without giving effect to conflict of law principles.  Any disputes arising hereunder (including the interpretation of this Agreement) are subject to binding arbitration under the rules and auspices of the American Arbitration Association, or other mutually agreeable arbitrator, in Oregon.

Confirmation:

I have reviewed this document, including Terms and Conditions, and find it to be accurate and correct.  Please proceed with the Service as outlined per this agreement.  I am mailing the first payment with the signed original to the Catalyst office.

Mr. William Prince
Chairman and CEO
Integrated Environmental Technologies, Ltd.
Signature:  /s/  William Prince
Date:  February 25, 2010

Mr. Marcus Robins, CFA Managing
Director
Catalyst Financial Resources, LLC
 Signature: /s/  Marcus Robins
Date:  February 23, 2010

Please tax or mail this completed form (7 pages) to:
Marc Robins, Catalyst Financial Resources,
Fax: (503) 445-2869
Mail: 3220 SW First Avenue - Suite 201, Portland, OR 97239